Exhibit 99.1

Aptinyx Reports Second Quarter 2021 Financial Results and Business Highlights

Enrollment on track in both Phase 2b chronic pain studies with NYX-2925—data readouts expected 1H 2022

Enrollment on track in Phase 2 cognitive impairment study with NYX-458—data readout expected 2H 2022

Completed FDA meeting on NYX-783 development—expect to initiate Phase 2b studies in PTSD in 4Q 2021 and 1Q 2022

Initiating CEO transition plan—effective January 1, 2022, Aptinyx CEO Norbert Riedel will assume role of executive chairperson and be succeeded by president and COO, Andy Kidd

Conference call today at 5:00 p.m. ET

EVANSTON, Ill., August 10, 2021 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of nervous system disorders, today reported financial results for the second quarter of 2021 and provided key business updates.

“We continue to make good progress in advancing our pipeline programs to enable multiple important Phase 2 data readouts in 2022,” said Norbert Riedel, PhD, chief executive officer of Aptinyx. “With several transformational milestones ahead, this is the right time to set plans in motion for a successful leadership transition. The board of directors and I are pleased to announce that, following his elevation to president last December, Andy Kidd will assume the role of president and CEO in January 2022. Andy has played a pivotal role in our company’s progress and he is the ideal person to lead Aptinyx as we advance these critically important medicines. I am confident that under his direction we will be able to create substantial value for patients, caregivers, and shareholders through the coming years. I look forward to continuing my active involvement with Aptinyx as well as my partnership with Andy as I dedicate my professional efforts to the role of executive chairperson through and beyond the major milestones ahead.”

Andy Kidd, MD, president and chief operating officer of Aptinyx, commented, “Aptinyx is at an exciting stage and I am honored to be involved with such innovative science and an impressive team. There is positive momentum across our ongoing and planned clinical studies, and the team has done exceptional work to get us to this point. I appreciate the confidence that Norbert and the board have placed in me to lead this top-tier organization as we move into the next stage in our evolution.”

Current board chairperson, Patrick Enright, also commented on the transition: “We are confident Andy’s planned appointment to the CEO role will continue to afford Aptinyx strong leadership ahead of and through our upcoming milestones. This transition process will unfold over the next several months to effect a seamless change in leadership. Norbert and I are pleased to be staying on with Aptinyx to support Andy and the company in our new roles.”

Recent Clinical Development Program Highlights

•	Enrollment is on track in both Phase 2b studies of NYX-2925 in chronic pain – Patient enrollment remains on track in the ongoing Phase 2b studies of NYX-2925 in fibromyalgia and painful diabetic peripheral neuropathy. Data readouts from both studies continue to be expected in the first half of 2022.

•	Enrollment is on track in the Phase 2 study of NYX-458 in cognitive impairment – Aptinyx’s Phase 2 study of NYX-458 in patients with cognitive impairment associated with Parkinson’s disease and dementia with Lewy bodies is progressing according to plan. The company continues to expect to report data from this study in the second half of 2022.

•	Completed Type C meeting with the FDA and finalized the design of the Phase 2b development program for NYX-783 in patients with post-traumatic stress disorder (PTSD) – In June, Aptinyx announced that it had finalized its plans for the Phase 2b development program for NYX-783 in PTSD. The Phase 2b program will consist of two studies to evaluate NYX-783 at two dose levels: Study 1 will enroll approximately 300 patients and evaluate once-daily dosing of 50 mg of NYX-783 compared to placebo over 10 weeks of treatment. Study 2 will also enroll approximately 300 patients and evaluate once-daily dosing of 150 mg of NYX-783 compared to placebo over 10 weeks of treatment. Study 1 is expected to commence in the fourth quarter of 2021 and Study 2 is expected to commence in the first quarter of 2022. The primary efficacy endpoint in each study will be the change from baseline in the Clinician-Administered PTSD Scale for DSM-5 (CAPS-5) Total score. These Phase 2b studies are designed to be well-positioned for consideration as registration-supportive, taking into account guidance received in the recent Type C meeting the company held with the FDA.

Upcoming Milestones

•	Initiation of Phase 2b study of NYX-783 (50mg) in patients with PTSD – 4Q 2021

•	Initiation of Phase 2b study of NYX-783 (150mg) in patients with PTSD – 1Q 2022

•	Data readout from Phase 2b study of NYX-2925 in patients with painful DPN – 1H 2022

•	Data readout from Phase 2b study of NYX-2925 in patients with fibromyalgia – 1H 2022

•	Data readout from exploratory Phase 2 study of NYX-458 in cognitive impairment – 2H 2022

Corporate Update

•	Aptinyx president and COO, Andy Kidd, MD, to succeed Norbert Riedel, PhD, as CEO effective January 1, 2022 – Aptinyx announced the initiation of a leadership transition plan that has been approved by the board of directors. Effective January 1, 2022, current CEO, Norbert Riedel, will transition to the role of executive chairperson and current president and COO, Andy Kidd, will transition to the role of president and CEO. In conjunction with these transitions, current chairperson, Patrick Enright, will transition to the role of lead independent director.

Mr. Kidd has been with Aptinyx since 2017, initially serving in the role of chief commercial officer and then chief operating officer before being appointed president and chief operating officer in December 2020. Prior to joining Aptinyx, Andy held numerous leadership roles at Baxter International, most recently senior vice president of strategy and business development. Preceding his tenure at Baxter, Andy worked for the Boston Consulting Group focusing on clients in the pharmaceutical and healthcare industries. Mr. Kidd received a BM BCh medical degree from the University of Oxford and a BA in medical sciences from the University of Cambridge.

Second Quarter 2021 Financial Results

Cash Position: Cash and cash equivalents were $129.2 million at June 30, 2021 compared to $141.0 million at December 31, 2020. Aptinyx expects its current cash balance to support anticipated operations into 2023.

Research and Development (R&D) Expenses: R&D expenses were $14.8 million for the second quarter of 2021 as compared to $8.4 million for the same period in 2020. The increase in R&D expenses was primarily driven by costs associated with enrollment activities in the company’s two ongoing Phase 2b studies of NYX-2925 in chronic pain.

General and Administrative (G&A) Expenses: G&A expenses were $5.1 million for the second quarter of 2021 as compared to $4.8 million for the same period in 2020.

Net Loss: For the second quarter of 2021, the net loss was $19.9 million compared to a net loss of $12.6 million for the second quarter of 2020.

Conference Call

The Aptinyx management team will host a conference call and webcast today at 5:00 p.m. ET to review its financial results and highlights for the second quarter of 2021 and subsequent period. To access the live conference call, please dial (833) 772-0394 (domestic) or (236) 738-2205 (international) and refer to conference ID 2576236. A live webcast of the call will be available on the Investors & Media section of Aptinyx’s website at https://ir.aptinyx.com. The archived webcast will be available approximately two hours after the conference call and for 30 days thereafter.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com or follow Aptinyx on Twitter @Aptinyx.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-2925, NYX-783, or NYX-458, the potential therapeutic effects of the company’s product candidates and discovery platform, expectations regarding the design, implementation, timing, and success of its current and planned clinical studies, the expected impact and contribution of the company’s board of directors and executives to the company’s business, effects of the COVID-19 pandemic on patient enrollment and the expected timing of study completion, and data reporting, the timing for the company’s receipt and announcement of data from its clinical studies, the timing and outcome of discussions with FDA and other regulatory agencies, expectations regarding its preclinical development activities, expectations regarding its uses and sufficiency of capital, including the operational runway of its current cash balance, and the effect of the COVID-19 pandemic on the foregoing. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of the COVID-19 pandemic on the company’s business and financial results, including with respect to disruptions to the company’s clinical studies, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements; the company’s ability to fund operations into 2023; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including the company’s upcoming Quarterly Report on Form 10-Q for the period ended June 30, 2021. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

APTINYX INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	June 30, 2021	December 31, 2020
Current Assets:
Cash and cash equivalents	$129,226	$141,028
Restricted cash	179	179
Accounts receivable	0	257
Prepaid expenses and other current assets	4,372	8,140
Total current assets	133,777	149,604
Property and equipment, net and other long-term assets	391	1,002
Total assets	$134,168	$150,606

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$434	$1,209
Accrued expenses and other current liabilities	2,948	3,374
Total current liabilities	3,382	4,583
Other long-term liabilities	30	114
Total liabilities	3,412	4,697
Stockholders’ equity	130,756	145,909
Total liabilities and stockholders’ equity	$134,169	$150,606

APTINYX INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Collaboration revenue	$—	$490	$1,000	$1,308

Operating expenses
Research and development	14,796	8,365	25,110	19,420
General and administrative	5,070	4,770	10,046	9,669
Total operating expenses	19,866	13,135	35,156	29,089

Loss from operations	(19,866)	(12,645)	(34,156)	(27,781)

Other income	47	128	111	554
Net loss and comprehensive loss	$(19,819)	$(12,517)	$(34,045)	$(27,227)
Net loss per share - basic and diluted	$(0.29)	$(0.27)	$(0.51)	$(0.61)
Weighted average shares outstanding - basic and diluted	67,381	45,680	66,716	44,757

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.